Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Metro One Development, Inc. for the year ended July 31, 2009 of our report dated December 8, 2008 included in its annual report for the year ended July 31, 2009.




/s/ MSCM LLP
------------------
MSCM LLP

Toronto, Canada
August 4, 2010